UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2011

CARVER BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13007	13-3904174
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 West 125th Street, New York, NY	10027-4512
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 360-8820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2011, Carver Bancorp, Inc. (the “Company”) received notice from The Nasdaq Stock Market that the Nasdaq Hearings Panel had made a determination to transfer the listing of the Company's common stock from The Nasdaq Global Market to The Nasdaq Capital Market. The transfer will be effective at the opening of the market on December 2, 2011. The Company's common stock will continue to trade under the symbol “CARV.”

The Nasdaq Hearings Panel also directed the Company to submit an application for transfer to The Nasdaq Capital Market by December 7, 2011, and the continued listing of the Company's common stock on The Nasdaq Capital Market is subject to The Nasdaq Stock Market staff's review and approval of the application. The Company submitted the application on November 30, 2011.

The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. All companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to corporate governance standards set forth in the Nasdaq rules. The Nasdaq Hearings Panel made the determination to transfer the listing of the Company's common stock because, at the time of the determination, the Company had failed to regain compliance with the Nasdaq Listing Rule requiring securities listed on The Nasdaq Global Market to maintain a minimum market value of publicly held shares (excluding shares held by directors, officers and 10% shareholders) of $5.0 million, but was in compliance with all listing requirements of The Nasdaq Capital Market, including the minimum market value of publicly held shares of $1.0 million.

Item 9.01.    Financial Statements and Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CARVER BANCORP, INC.
DATE: November 30, 2011	By:	/s/ Mark A. Ricca
Mark A. Ricca
Executive Vice President, Chief Financial Officer and Chief Administrative Officer